	FEDERAL INSURANCE COMPANY

	Endorsement No:	9

Bond Number:		81381508

NAME OF ASSURED: STERLING CAPITAL FUNDS

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

ƒ STERLING CAPITAL FUNDS
ƒ STERLING CAPITAL SELECT EQUITY FUND
ƒ STERLING CAPITAL MID VALUE FUND
ƒ STERLING CAPITAL SMALL CAP VALUE DIVERSIFIED FUND
ƒ STERLING CAPITAL SPECIAL OPPORTUNITIES FUND
ƒ STERLING CAPITAL EQUITY INCOME FUND
ƒ STERLING CAPITAL TOTAL RETURN BOND FUND
ƒ STERLING CAPITAL SHORT-TERM BOND FUND
ƒ STERLING CAPITAL INTERMEDIATE U.S. GOVERNMENT FUND
ƒ STERLING CAPITAL KENTUCKY INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL MARYLAND INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL NORTH CAROLINA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL SOUTH CAROLINA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL VIRGINIA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL WEST VIRGINIA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL STRATEGIC ALLOCATION CONSERVATIVE FUND
ƒ STERLING CAPITAL STRATEGIC ALLOCATION BALANCED FUND
ƒ STERLING CAPITAL STRATEGIC ALLOCATION GROWTH FUND
ƒ STERLING CAPITAL EQUITY INDEX FUND
ƒ STERLING CAPITAL SECURITIZED OPPORTUNITIES FUND
ƒ STERLING CAPITAL CORPORATE FUND
ƒ STERLING CAPITAL VARIABLE INSURANCE FUNDS
ƒ STERLING CAPITAL EQUITY INCOME VARIABLE INSURANCE FUND
ƒ STERLING CAPITAL SPECIAL OPPORTUNITIES VARIABLE INSURANCE FUND
ƒ STERLING CAPITAL TOTAL RETURN BOND VARIABLE INSURANCE FUND
ƒ STERLING CAPITAL ULTRA SHORT BOND FUND

This Endorsement applies to loss discovered after 12:01 a.m. on June 3, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: June 18, 2013

	FEDERAL INSURANCE COMPANY

	Endorsement No:	10

Bond Number:		81381508

NAME OF ASSURED: STERLING CAPITAL FUNDS

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

ƒ STERLING CAPITAL FUNDS
ƒ STERLING CAPITAL SELECT EQUITY FUND
ƒ STERLING CAPITAL MID VALUE FUND
ƒ STERLING CAPITAL SMALL CAP VALUE DIVERSIFIED FUND
ƒ STERLING CAPITAL SPECIAL OPPORTUNITIES FUND
ƒ STERLING CAPITAL EQUITY INCOME FUND
ƒ STERLING CAPITAL TOTAL RETURN BOND FUND
ƒ STERLING CAPITAL SHORT-TERM BOND FUND
ƒ STERLING CAPITAL INTERMEDIATE U.S. GOVERNMENT FUND
ƒ STERLING CAPITAL KENTUCKY INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL MARYLAND INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL NORTH CAROLINA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL SOUTH CAROLINA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL VIRGINIA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL WEST VIRGINIA INTERMEDIATE TAX-FREE FUND
ƒ STERLING CAPITAL STRATEGIC ALLOCATION CONSERVATIVE FUND
ƒ STERLING CAPITAL STRATEGIC ALLOCATION BALANCED FUND
ƒ STERLING CAPITAL STRATEGIC ALLOCATION GROWTH FUND
ƒ STERLING CAPITAL SECURITIZED OPPORTUNITIES FUND
ƒ STERLING CAPITAL CORPORATE FUND
ƒ STERLING CAPITAL VARIABLE INSURANCE FUNDS
ƒ STERLING CAPITAL EQUITY INCOME VARIABLE INSURANCE FUND
ƒ STERLING CAPITAL SPECIAL OPPORTUNITIES VARIABLE INSURANCE FUND
ƒ STERLING CAPITAL TOTAL RETURN BOND VARIABLE INSURANCE FUND
ƒ STERLING CAPITAL ULTRA SHORT BOND FUND

This Endorsement applies to loss discovered after 12:01 a.m. on June 28, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: June 18, 2013